Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Second Quarter 2014 Results

Earnings In Line with Preview

Nashville, Tenn., July 29, 2014 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2014.

Key second quarter metrics (all percentage changes compare 2Q 2014 to 2Q 2013 unless noted):

•	Revenues increased 9.2 percent to $9.230 billion

•	Net income attributable to HCA Holdings, Inc. totaled $483 million, or $1.07 per diluted share

•	Adjusted EBITDA increased 18.5 percent to $2.0 billion

•	Cash flows from operations increased 53.6 percent to $1.250 billion

•	Same facility equivalent admissions increased 2.2 percent while same facility admissions increased 1.2 percent

•	Same facility revenue per equivalent admission increased 5.4 percent

Revenues in the second quarter increased to $9.230 billion, compared to $8.450 billion in the second quarter of 2013. Net income attributable to HCA Holdings, Inc. totaled $483 million, or $1.07 per diluted share, compared to $423 million, or $0.91 per diluted share, in the second quarter of 2013. Adjusted EBITDA totaled $2.0 billion compared to $1.689 billion in the second quarter of 2013. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

During the second quarter the Company recorded a $142 million adjustment to increase Medicaid revenues related to the receipt of reimbursements in excess of our estimates for the indigent care component of the Texas Medicaid Waiver Program for the program year ended September 30, 2013. Second quarter 2014 results include losses on retirement of debt of $226 million, or $0.32 per diluted share, and gains on sales of facilities of $11 million, or $0.02 per diluted share. Results for the second quarter of 2013 include gains on sales of facilities of $4 million.

Same facility revenue per equivalent admission increased 5.4 percent in the second quarter of 2014 compared to the second quarter of 2013, reflecting the increase in Medicaid revenues, improved payor mix and growth in case mix, or acuity, of 1.7 percent on a same facility basis in the quarter.

Same facility equivalent admissions increased 2.2 percent in the second quarter of 2014 compared to the prior year period. Same facility admissions increased 1.2 percent compared to the prior year period. Same facility emergency room visits increased 5.7 percent in the second quarter of 2014, compared to the prior year period. Same facility inpatient surgeries increased 1.0 percent while same facility outpatient surgeries declined 0.3 percent in the second quarter of 2014 compared to the same period of 2013.

During the second quarter of 2014, salaries and benefits, supplies and other operating expenses totaled $7.274 billion, or 78.8 percent of revenues, compared to $6.825 billion, or 80.7 percent of revenues, in the second quarter of 2013.

During the second quarter of 2014, the Company repurchased $750 million, or 14.5 million shares of its common stock from certain of its stockholders, consisting primarily of affiliates or funds sponsored by, Bain Capital Partners, LLC and Kohlberg Kravis Roberts & Co.

Six Months Ended June 30, 2014

Revenues for the six months ended June 30, 2014 totaled $18.062 billion compared to $16.890 billion in the same period of 2013. Net income attributable to HCA Holdings, Inc. was $830 million, or $1.82 per diluted share, compared to $767 million, or $1.66 per diluted share, for the first six months of 2013. Results for the six months ended June 30, 2014 include losses on retirement of debt of $226 million, or $0.31 per diluted share, gains on sales of facilities of $32 million, or $0.04 per diluted share, and legal claim costs of $78 million, or $0.11 per diluted share. Results for the six months ended June 30, 2013 include losses on sales of facilities of $12 million, or $0.02 per diluted share, and losses on retirement of debt of $17 million, or $0.02 per diluted share.

Balance Sheet and Cash Flows from Operations

As of June 30, 2014, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $658 million, total debt of $28.988 billion, and total assets of $29.822 billion. During the second quarter of 2014, capital expenditures totaled $513 million, excluding acquisitions. Cash flows provided by operating activities in the quarter totaled $1.250 billion compared to $814 million in the second quarter of 2013. The $436 million increase in cash flows from operating activities related primarily to the combined impact of a $199 million increase in net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities and losses on retirement of debt, and a $156 million increase from changes in working capital items in the second quarter of 2014 compared to the second quarter of 2013.

As of June 30, 2014, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 4.16x, compared to 4.32x as of December 31, 2013. As of June 30, 2014, HCA operated 165 hospitals and 115 freestanding surgery centers.

2014 Guidance

The Company on July 16, 2014 updated its previously issued financial guidance ranges for 2014.

	Original 2014 Guidance	Revised 2014 Guidance
Revenues	$35.50 - $36.50 billion	$36.00 - $36.50 billion
Adjusted EBITDA	$6.60 - $6.85 billion	$7.00 - $7.15 billion
Adjusted EPS (diluted)	$3.45 - $3.75	$4.00 - $4.25
Capital Expenditures	Approximately $2.2 billion	no change

The revised guidance assumes a benefit to Adjusted EBITDA from the Patient Protection and Affordable Care Act (Health Reform Law) in 2014 of approximately 2 to 3 percent of Adjusted EBITDA (original guidance was 1 to 2 percent), and the second quarter Medicaid revenues from the indigent care component of the Texas Medicaid Waiver Program. Both the original and revised guidance also include estimated electronic health record incentive income assumptions in a range of $110-$130 million and EHR expenses in a range of $110-$130 million. The guidance reflects estimated increases in share-based compensation expense to approximately $160 million (original guidance was $168 million), from $113 million in 2013. Guidance excludes the impact of items, if applicable, that are non-operational in nature including items such as, but not limited to, gains or losses on sales of facilities and businesses, gains or losses on early debt retirement and impairments of long-lived assets. This guidance is also subject to certain risks including those as set forth below in the Company’s “Forward-Looking Statements”.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1038329 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (20) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (21) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2013 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Second Quarter

(Dollars in millions, except per share amounts)

	2014		2013
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$9,958		$9,473
Provision for doubtful accounts	728		1,023

Revenues	9,230	100.0%	8,450	100.0
Salaries and benefits	4,098	44.4	3,848	45.5
Supplies	1,532	16.6	1,470	17.4
Other operating expenses	1,644	17.8	1,507	17.8
Electronic health record incentive income	(35)	(0.4)	(52)	(0.6)
Equity in earnings of affiliates	(9)	(0.1)	(12)	(0.1)
Depreciation and amortization	454	4.9	425	5.1
Interest expense	427	4.6	462	5.5
Gains on sales of facilities	(11)	(0.1)	(4)	(0.1)
Losses on retirement of debt	226	2.5	—	—

	8,326	90.2	7,644	90.5

Income before income taxes	904	9.8	806	9.5
Provision for income taxes	272	3.0	269	3.2

Net income	632	6.8	537	6.3
Net income attributable to noncontrolling interests	149	1.6	114	1.3

Net income attributable to HCA Holdings, Inc.	$483	5.2	$423	5.0

Diluted earnings per share	$1.07		$0.91
Shares used in computing diluted earnings per share (000)	453,009		463,184
Comprehensive income attributable to HCA Holdings, Inc.	$516		$472

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Six Months Ended June 30, 2014 and 2013

(Dollars in millions, except per share amounts)

	2014		2013
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$19,641		$18,667
Provision for doubtful accounts	1,579		1,777

Revenues	18,062	100.0%	16,890	100.0%
Salaries and benefits	8,148	45.1	7,765	46.0
Supplies	3,064	17.0	2,949	17.5
Other operating expenses	3,289	18.2	3,030	17.8
Electronic health record incentive income	(65)	(0.4)	(91)	(0.5)
Equity in earnings of affiliates	(18)	(0.1)	(20)	(0.1)
Depreciation and amortization	901	5.0	849	5.0
Interest expense	887	4.9	934	5.5
Losses (gains) on sales of facilities	(32)	(0.2)	12	0.1
Losses on retirement of debt	226	1.3	17	0.1
Legal claim costs	78	0.4	—	—

	16,478	91.2	15,445	91.4

Income before income taxes	1,584	8.8	1,445	8.6
Provision for income taxes	498	2.8	470	2.8

Net income	1,086	6.0	975	5.8
Net income attributable to noncontrolling interests	256	1.4	208	1.3

Net income attributable to HCA Holdings, Inc.	$830	4.6	$767	4.5

Diluted earnings per share	$1.82		$1.66
Shares used in computing diluted earnings per share (000)	455,220		462,782
Comprehensive income attributable to HCA Holdings, Inc.	$888		$798

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Six Months
	Second Quarter		Ended June 30,
	2014	2013	2014	2013
Revenues	$9,230	$8,450	$18,062	$16,890

Net income attributable to HCA Holdings, Inc.	$483	$423	$830	$767
Losses (gains) on sales of facilities (net of tax)	(7)	(3)	(20)	8
Losses on retirement of debt (net of tax)	143	—	143	11
Legal claim costs (net of tax)	—	—	49	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	619	420	1,002	786
Depreciation and amortization	454	425	901	849
Interest expense	427	462	887	934
Provision for income taxes	351	268	598	480
Net income attributable to noncontrolling interests	149	114	256	208

Adjusted EBITDA (a)	$2,000	$1,689	$3,644	$3,257

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.07	$0.91	$1.82	$1.66
Losses (gains) on sales of facilities	(0.02)	—	(0.04)	0.02
Losses on retirement of debt	0.32	—	0.31	0.02
Legal claim costs	—	—	0.11	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.37	$0.91	$2.20	$1.70

Shares used in computing diluted earnings per share (000)	453,009	463,184	455,220	462,782

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	March 31,	December 31
	2014	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$658	$850	$414
Accounts receivable, net	5,472	5,489	5,208
Inventories	1,211	1,187	1,179
Deferred income taxes	500	492	489
Other	931	859	747

Total current assets	8,772	8,877	8,037

Property and equipment, at cost	31,841	31,369	31,073
Accumulated depreciation	(18,120)	(17,757)	(17,454)

	13,721	13,612	13,619

Investments of insurance subsidiaries	426	453	448
Investments in and advances to affiliates	150	142	121
Goodwill and other intangible assets	5,909	5,910	5,903
Deferred loan costs	230	271	237
Other	614	544	466

	$29,822	$29,809	$28,831

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,717	$1,735	$1,803
Accrued salaries	1,140	1,052	1,193
Other accrued expenses	1,992	2,063	1,913
Long-term debt due within one year	1,046	1,041	786

Total current liabilities	5,895	5,891	5,695

Long-term debt	27,942	27,883	27,590
Professional liability risks	1,019	978	949
Income taxes and other liabilities	1,554	1,524	1,525

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,990)	(7,828)	(8,270)
Noncontrolling interests	1,402	1,361	1,342

Total deficit	(6,588)	(6,467)	(6,928)

	$29,822	$29,809	$28,831

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2014 and 2013

(Dollars in millions)

	2014	2013
Cash flows from operating activities:
Net income	$1,086	$975
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(2,151)	(2,335)
Provision for doubtful accounts	1,579	1,777
Depreciation and amortization	901	849
Income taxes	(94)	183
Losses (gains) sales of facilities	(32)	12
Loss on retirement of debt	226	17
Legal claim costs	78	—
Amortization of deferred loan costs	23	28
Share-based compensation	77	51
Other	—	(3)

Net cash provided by operating activities	1,693	1,554

Cash flows from investing activities:
Purchase of property and equipment	(913)	(896)
Acquisition of hospitals and health care entities	(27)	(23)
Disposition of hospitals and health care entities	32	31
Change in investments	43	102
Other	1	(4)

Net cash used in investing activities	(864)	(790)

Cash flows from financing activities:
Issuance of long-term debt	3,502	—
Net change in revolving credit facilities	340	(20)
Repayment of long-term debt	(3,482)	(768)
Distributions to noncontrolling interests	(197)	(196)
Payment of debt issuance costs	(49)	(5)
Repurchase of common stock	(750)	—
Distributions to stockholders	(7)	(10)
Income tax benefits	75	61
Other	(17)	(69)

Net cash used in financing activities	(585)	(1,007)

Change in cash and cash equivalents	244	(243)
Cash and cash equivalents at beginning of period	414	705

Cash and cash equivalents at end of period	$658	$462

Interest payments	$899	$909
Income tax payments, net	$517	$226

HCA Holdings, Inc.

Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2014	2013	2014	2013
Operations:
Number of Hospitals	165	161	165	161
Number of Freestanding Outpatient Surgery Centers	115	114	115	114
Licensed Beds at End of Period	43,025	41,792	43,025	41,792
Weighted Average Licensed Beds	43,020	41,842	42,989	41,855

Reported:
Admissions	442,800	433,000	887,900	877,200
% Change	2.3%		1.2%
Equivalent Admissions	734,200	708,700	1,447,200	1,416,700
% Change	3.6%		2.2%
Revenue per Equivalent Admission	$12,570	$11,924	$12,480	$11,922
% Change	5.4%		4.7%
Inpatient Revenue per Admission	$12,529	$11,811	$12,308	$11,765
% Change	6.1%		4.6%
Patient Days	2,135,600	2,049,600	4,332,800	4,222,800
% Change	4.2%		2.6%
Equivalent Patient Days	3,542,500	3,355,700	7,062,500	6,819,900
% Change	5.6%		3.6%
Inpatient Surgery Cases	128,700	126,500	255,000	251,200
% Change	1.7%		1.5%
Outpatient Surgery Cases	225,000	222,200	435,500	433,300
% Change	1.3%		0.5%
Emergency Room Visits	1,849,800	1,726,400	3,614,800	3,475,700
% Change	7.1%		4.0%
Outpatient Revenues as a Percentage of Patient Revenues	38.0%	37.7%	37.5%	37.1%
Average Length of Stay	4.8	4.7	4.9	4.8
Occupancy	54.6%	53.8%	55.7%	55.7%
Equivalent Occupancy	90.5%	88.1%	90.8%	90.0%

Same Facility:
Admissions	437,900	432,700	878,300	876,000
% Change	1.2%		0.3%
Equivalent Admissions	723,800	708,300	1,427,200	1,413,800
% Change	2.2%		0.9%
Revenue per Equivalent Admission	$12,556	$11,910	$12,465	$11,921
% Change	5.4%		4.6%
Inpatient Revenue per Admission	$12,608	$11,807	$12,381	$11,769
% Change	6.8%		5.2%
Inpatient Surgery Cases	127,900	126,600	253,100	251,000
% Change	1.0%		0.9%
Outpatient Surgery Cases	221,000	221,700	427,900	432,400
% Change	-0.3%		-1.0%
Emergency Room Visits	1,820,400	1,722,900	3,559,300	3,464,300
% Change	5.7%		2.7%